CONSULTING SERVICES AGREEMENT


This Consulting Services Agreement (the "Agreement") is entered into this 15th day of May, 2005 by and between Sheila M. Testa, 2401 McDuffie Street, Houston, Texas, 77019 hereinafter referred to as "Consultant"), and M Power Futures, a Delaware corporation, and its successors, affiliates and assigns, including without limitation M Power Entertainment and GK Intelligent Designs (hereinafter referred to as "Client"), (collectively referred to as the"Parties") with reference to the following:

                      Preliminary Statement
                     -----------------------

A. The Client desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant's experience, skills, abilities, knowledge, and background to facilitate its operations, and to advise the Client in business and/or financial and merger/acquisition matters and is therefore willing to engage Consultant upon the terms and conditions set forth herein. Consultant desires to be assured, and Client desires to assure Consultant, that, if Consultant associates with Client and allocates its resources necessary to provide Client with its business advisory and consulting services, Consultant will be paid the consideration described herein and said consideration will be nonrefundable, regardless of the circumstances.

Consultant agrees to be engaged and retained by Client and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Engagement, Client hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to a become business and financial Consultant to Client and to render advice, consultation, information, and services to the Directors and/or Officers of Client regarding general financial and business matters including, but not limited to the following:

      1.1 Assistance, Advice and Counsel. Consultant will provide assistance, advice and counsel regarding Client's operations, strategic business plans, strategy and negotiations with potential business partners, corporate planning and/or other general business consulting needs as expressed by Client.

      1.2 Transaction Due Diligence. Consultant will from time to time participate and assist Client in the due diligence process, where possible, on certain proposed financial transactions affecting Client of which Consultant is notified in writing in advance, including conducting investigation of and providing advice on the financial, valuation and stock price implications of the proposed transaction(s).


      1.3 Ancillary Document Services. If necessary, Consultant will assist and cooperate with Client in the development, editing and production of such documents as are reasonably necessary to assist in any transaction covered by this Agreement. However, this Agreement will not include the preparation or procuring of legal documents or those documents normally prepared by an attorney.

      1.4 Mergers, Acquisitions, Divestitures, Strategic Alliances. Consultant will provide assistance to Client, as mutually agreed, in identifying candidates for strategic alliance, merger/acquisition or divestiture, assisting in any due diligence process, recommending transaction terms and providing advice and assistance during negotiations, as needed. It is expressly understood that Consultant shall have no power to bind Client to any contract or transaction obligation. Additional compensation to Consultant for the successful closing of any such merger or acquisition shall be made pursuant to Section 1.4.a.ii. below.

             a. Transaction Services. Consultant agrees to introduce and/or assist Client in acquiring, merging, and/or divesting on a non-exclusive basis, from time to time, as Consultant deems appropriate in her sole discretion. Consultant will introduce and/or assist the Client with one or more parties who might be interested (whether by way of merger, consolidation, asset purchase, technology license, or substantially similar transaction) in either, (a) acquiring some or all of Client's assets or, (b) selling some or all of their own assets to Client and/or, (c) entering into some form of strategic alliance with Client. In consideration of Consultant's services, and in addition to the Retainer Fee/Stock described in Par. 2 below, Client agrees to pay Consultant the Transaction Fee set forth in paragraph 1.4,a.ii.

                   i. Performance by Consultant. Consultant shall be deemed to have earned her entire fee under Section 1 .4.a.ii upon, (i) Consultant's introduction of any bona fide potential strategic alliance candidate, acquirer/seller of assets or merger candidate or, (ii) upon materially assisting Client with strategic alliance, merger, acquisition and/or divestiture efforts with an introduced or non-introduced candidate and, (iii) the consummation of the strategic alliance, merger, acquisition, and/or divestiture by Client within 24 months from the date of such introduction or effort. Consultant shall be entitled to receive a fee (as described in paragraph 1 .4.a.ii., below) for each such strategic alliance, merger, acquisition and/or divestiture by the Client. Each such obligation of Client to pay such fee shall be deemed a separate agreement hereunder severable from each of the other obligations to pay fees arising hereunder and each obligation shall be separately enforceable as if separate written agreements existed for each introduction and/or effort made by Consultant.

                   ii. Transaction Fee. For any strategic alliance, merger/acquisition or divestiture entered into by Client as a result of the activities of Consultant as described in Par. 1.4.a.i ,, Client shall pay Consultant, two and a half percent (2.5%) of the total value of the transaction.

            Note:    Such percentage(s) shall be paid to Consultant in the
same ratio of cash and / or stock as the transaction. "Total value" shall include, but is not limited to cash, cash equivalents, stock, and the value of any consideration other than cash paid or received by Client. All shares earned under this section that have not been registered with the Securities and Exchange Commission shall be registered by Client on Form S-8 or similar registration within 5 days of the completion of the transaction. All costs in connection with the registration shall be borne by Client.

             b. Terms of Payment of Transaction Fee. In addition to the payment of the Retainer Fee/Monthly Stock transfer payment as provided in
Section 2 below, each time a fee is due as specified in any other provision of this Agreement, the fee amount, as specified therein, shall be payable by Client to Consultant upon the closing of the transaction. The fee due Consultant shall be in addition to any fee or funds which may be payable to any other person or entity as a result of the transaction.

Consultant makes no guarantee that she will be able to successfully locate a strategic alliance, merger/acquisition or divestiture candidate and in turn assist Client in consummating any such transaction for Client, or to successfully complete any such transaction(s) within Client's desired time frame. Any comments made regarding potential time frames or anything that pertains to the outcome of Client's needs are expressions of Consultant's opinion only, and for purposes of this Agreement are specifically disavowed.

      1.5 Standard of Performance. Consultant shall devote such time and efforts to the affairs of the Client as is reasonably necessary to render the services contemplated by this Agreement. The time frame for completion of any work or task of Consultant provided for herein which requires Client to provide certain information to assist Consultant in completion of the work shall be extended (without effect upon any obligation of Client) until such time as Client has fully provided all information and cooperation necessary for Consultant to complete the work. This extension of time includes calculation of the time to consummation of any transaction described in Par. 1.4.a.i above. The services of Consultant shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant, or other licensed professional. Consultant cannot guarantee results on behalf of Client, but shall use commercially reasonable efforts in providing the services listed above. If an interest is communicated by any potential candidate to Consultant regarding satisfying all or part of Clients business and corporate strategic planning needs.

2.    Compensation to Consultant

             a. Monthly Retainer Fee. . Client shall pay Consultant a monthly retainer fee of Ten thousand dollars ($10,000.00), the first of which payments (in the prorated amount of $5,000.00) shall be due and payable upon execution of this Agreement. Subsequent payments shall be due and payable on the first of each month following execution of this Agreement for the entire term of this Agreement.

             b. Form of Retainer Fee Payment. For each monthly retainer fee payment, Consultant may elect to receive payment in the form of common stock of M Power Futures or its successor(s), including without limitation M Power Entertainment, rather than in a cash payment. In the event that Consultant elects to receive common stock, the issuance of said shares shall be registered with the U.S. Securities and Exchange Commission on its Form S-8 or similar registration within five days of delivery of such stock to Consultant. The number of shares to be received by Consultant shall be calculated by dividing the amount of the monthly retainer fee payment ($10,000.00) by the average trading price for the five days prior to the date payment is due.

             c. Additional Consideration in Form of Monthly Stock Transfer. Consultant understands and agrees that, prior to June 1, 2005, shareholders of M Power Futures, including Consultant (pursuant to Par. 2(e) below), will sell all shares of M Power Futures to M Power Entertainment. In addition to the Retainer Fee, Consultant shall receive, for each month in which this Agreement is in effect, ten thousand post-split shares per month of common stock in M Power Entertainment, commencing on the effective date of this Agreement and continuing throughout the term of this Agreement. Such shares shall be transferred to Consultant on the first day of each month in which this Agreement remains in effect. Such shares shall be registered with the U.S. Securities and Exchange Commission on its Form S-8 or similar registration within five days of delivery of such stock to Consultant.

             d. Reimbursement for Expenses, Consultant shall submit to Client a monthly invoice for all expenses incurred on Client's behalf, as specified in Par. 2.1 below, Client agrees to reimburse Consultant for such expenses within ten (10) days from receipt of the statement.

             e. Initial Consideration. As consideration for Consultant entering into this Agreement, Client agrees to assign to Consultant four million (4,000,000) shares of common stock of M Power Futures, within 30 days of execution of this Agreement. Such shares shall be registered with the U.S. Securities and Exchange Commission on its Form S-8 or similar registration within 5 days of delivery of such stock to Consultant.

             Consultant understands and agrees that, prior to June 1, 2005, all shareholders of M Power Futures, including Consultant, will sell one hundred percent (100%) of their stock in M Power Futures to M Power Entertainment. Consultant further understands and agrees that, as part of that transaction, Consultant will sell her four million (4,000,000) shares of common stock in M Power Futures to M Power Entertainment in return for one million (1,000,000) post-split shares of common stock in M Power Entertainment Such shares shall be registered with the U.S. Securities and Exchange Commission on its Form S-8 or similar registration within five days of delivery of such stock to Consultant.

Note:    Consultant shall have no obligation to perform any duties provided for herein if payment [cash and/or stock] is not received by Consultant within the time periods as stipulated above. In addition, Consultant's obligations under this Agreement shall be become null and void if any payment owing hereunder is not delivered within the time periods as stipulated above. Furthermore, the receipt of any fees due to Consultant upon execution of this Agreement are not contingent upon any prior performance of any duties whatsoever described within this Agreement

      2.1 Expenses. Client shall reimburse Consultant for reasonable expenses incurred in performing its duties pursuant to this Agreement (including, but not limited to printing, postage, express mail, photo reproduction, travel, lodging, and long distance telephone cell phone, entertainment, software and facsimile charges), pursuant to the terms of Par. 2(d) above.

      2.2 Additional Fees. Client and Consultant shall mutually agree upon any additional fees that Client may pay in the future for services rendered by Consultant under this Agreement. Such additional agreement(s) may, although there is no requirement to do so, be attached hereto and made a part hereof as Exhibits beginning with "A."

3.    INDEMNIFICATION.

      3.1. The Client agrees to indemnify and hold harmless Consultant against any and all liability, loss and costs, expenses or damages, including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by Consultant in the performance of her duties under this Agreement, or by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property, arising out of any act, failure to act, neglect, any untrue or alleged untrue statement of a material fact or failure to state a material fact which thereby makes a statement false or misleading, or any breach of any material representation, warranty or covenant by Client or any of its agents, employees, or other representatives. All remedies provided by law, or in equity shall be cumulative and not in the alternative.

4.    CONFIDENTIALITY

      4.1 Consultant and Client each agree to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to their respective business interests. Consultant and Client shall each require their employees, agents, affiliates, other licensees, and others who will have access to the information through Consultant and Client respectively, to first enter appropriate non-disclosure Agreements requiring the confidentiality contemplated by this Agreement in perpetuity.

      4.2 Consultant will not, either during its engagement by the Client pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another's benefit any confidential information, knowledge, or data of the Client or any of its affiliates in any way acquired or used by Consultant during its engagement by the Client, Confidential information, knowledge or data of the Client and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Consultant or its representatives.

5.    INDEPENDENT CONTRACTOR

      5.1 In her performance hereunder, Consultant and her agents shall be independent contractors. Consultant shall complete the services required hereunder according to her own means and methods of work, shall be in the exclusive charge and control of Consultant, and shall not be subject to the control or supervision of Client, except as to the results of the work. Client acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner. Payments to Consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee. It is further understood and agreed that Consultant's compensation under this Agreement is not for any capital raising or stock promotion or support.

6.    MISCELLANEOUS PROVISIONS

      6.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of Consultant and Client,

      6.2 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The obligations of either party hereunder cannot be assigned without the express written consent of the other party.

      6.3 Binding Effect. All obligations of Client under this Agreement shall be binding upon, and fully enforceable against, Client, its agents, officers, directors, successors, assigns, affiliates and purchasers.

      6.3 Governing Law; Venue. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of law doctrine. Client and Consultant agree that if any action is instituted to enforce or interpret any provision of this Agreement, the jurisdiction and venue shall be Houston, Texas.

      6.4 Attorneys' Fees and Costs. If any action is necessary to enforce and collect upon the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs, in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

      6.5 Survivability. If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement.

      6.6 Facsimile Signatures. The Parties hereto agree that this Agreement may be executed by facsimile signatures and such signature shall be deemed originals. The Parties further agree that within ten (10) days following the execution of this Agreement, they shall exchange original signature pages.

7.    ARBITRATION

      7.1 All disputes, controversies, or differences between client, consultant or any of their officers, directors, legal representatives, attorneys, accountants, agents or employees, or any customer or other person or entity, arising out of, in connection with or as a result of this Agreement, shall be resolved through arbitration rather than through litigation. With respect to the arbitration of any dispute, the undersigned hereby acknowledge and agree that:

            A.    Arbitration is final and binding on the parties;

            B. The parties are waiving their right to seek remedy in court, including their right to jury trial;

            C. Pre-arbitration discovery is generally more limited and different from court proceeding;

            D. The arbitrator's award is not required to include factual findings or legal reasoning and any party's right of appeal or to seek modification of ruling by the arbitrators is strictly limited;

            E. This arbitration provision is specifically intended to include any and all statutory claims which might be asserted by any party;

            F. Each party hereby agrees to submit the dispute for resolution to the American Arbitration Association, in New York, New York within five (5) days after receiving a written request to do so from the other party;

            G. If either party fails to submit the dispute to arbitration on request, then the requesting party may commence an arbitration proceeding, but is under no obligation to do so;

            H. The arbitrator will be selected by agreement of the parties from a panel of potential arbitrators provided by the American Arbitration Association. In the event the parties are unable to reach agreement on selection of the arbitrator, each party shall exercise strikes from the panel provided until one candidate remains, which candidate will arbitrate the dispute;

            I. Any hearing scheduled after an arbitration is initiated shall take place in New York, New York;

            J. If either party shall institute any court proceeding in an effort to resist arbitration and be unsuccessful in resisting arbitration or shall unsuccessfully contest the jurisdiction of any arbitration forum located in New York, New York, over any matter which is the subject of this agreement, the prevailing party shall be entitled to recover from the losing party its legal fees and any out-of-pocket expenses incurred in connection with the defense of such legal proceeding or its efforts to enforce its rights to arbitration as provided for herein;

            K. The parties shall accept the decision of any award as being final and conclusive and agree to abide thereby;

            L. Any decision may be filed with any court as a basis for judgment and execution for collection.

8.    TERM/TERMINATION.

      8.1 The Term of this Agreement (the "Term") shall commence on the May 15, 2005 and shall continue until December 31, 2005. The parties to this Agreement agree that prior to 90 days before the end of the Term they will notify each other of their intent to extend this Agreement. If an extension is not agreed upon, the Agreement will terminate at the end of the Term.

             a. Early Termination With or Without Cause. Either party may terminate this Agreement with or without cause with 60 days advance written notice.

             b. Early Termination for Material Breach or Bankruptcy. Notwithstanding the provisions of Section 7 above, either party may terminate this Agreement for the following:

                   i. on or after the thirtieth (30th) day after such party gives the other party written notice of a material breach by such other party of any obligation hereunder unless such breach is cured within thirty (30) days following the breaching party's receipt of such written notice. Neither party will be liable to the other party for damages of any kind resulting from any rightful termination of this Agreement as provided by this Section 7

                   ii. either party may terminate this Agreement upon written notice to the other if such other party: (i) shall make an assignment for the benefit of creditors, (ii) shall be adjudicated bankrupt or insolvent, (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets,
(iv) shall commence, approve or consent to, any case or proceeding under any bankruptcy, reorganization or similar law and , in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within forty-five
(45) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case under federal bankruptcy law.

9.    CLIENT REPRESENTATIONS, WARRANTS AND COVENANTS.

      9.1 Client represents, warrants and covenants to the Consultant as follows:

             Client has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions that are provided for herein. The execution of this Agreement by the Client and its delivery to the Consultant, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by the Client's Board of Directors and no further authorization shall be necessary on the part of the Client for the performance and consummation by the Client of the transactions which are contemplated by this Agreement.

             The business and operations of the Client have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities that affect the Client or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Client or cause acceleration under any arrangement, agreement or other instrument to which the Client is a party or by which any of its assets are bound. The Client has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

            Consultant makes no representations or warranties other than those contained within this Agreement.

10.    NOTICES.

       10.1 Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) certified mail, postage prepaid, return receipt requested and First Class mail; or (ii) overnight delivery with confirmation of delivery; or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

       If to the Client:    Gary F. Kimmons
                            M Power Entertainment, Inc
                            2602 Yorktown Place
                            Houston, TX 77056
                            Facsimile No: 646-304-5504


       If to Consultant:    Sheila M. Testa
                            2401 McDuffie Street
                            Houston, Texas 77019
                            Facsimile No: (713) 528-1021


or in each case to such other address and facsimile number as shall have last been furnished by like notice. If mailing is impossible due to an absence of postal service and other methods of sending notice are not otherwise available, notice shall be hand-delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile if a copy of such notice is also mailed by first class mail on the date sent by facsimile; if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

11.    COUNTERPARTS

       11.1 This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.    PRELIMINARY STATEMENT

       12.1 The Preliminary Statement is incorporated herein by this reference and made a material part of this Agreement




                    **SIGNATURE PAGE FOLLOWS"




IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.



CLIENT:

M Power Futures, Inc.

/s/ Nels Timm
________________________________________________________
Nels Timm

Title:  President

Date:    May 15, 2005




CONSULTANT:


/s/ Sheila M. Testa
________________________________________________________
Sheila M. Testa

Date:    May 15, 2005